Exhibit 77.(e)(12)

                            [LETTERHEAD OF ING FUNDS]

August 7, 2006

Jackie Regan
Senior Legal Product Manager
Fidelity Management & Research Company
82 Devonshire Street, N7A
Boston, MA 02109

Dear Ms. Regan:

      Pursuant to Section 1 of the Amended and Restated Portfolio Management Agreement dated May 2, 2005 among ING Investors Trust, Directed Services, Inc. and Fidelity Management & Research Company (the "Agreement") we hereby notify you of our intention to retain you as Portfolio Manager to render investment advisory services to ING FMRSM Mid Cap Growth Portfolio (the "Portfolio"), a series of ING Investors Trust, effective August 7, 2006, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Amended Schedule A and Amended Schedule B of the Agreement. The Amended Schedule A and Amended Schedule B are attached hereto.

      Please signify your acceptance to act as Portfolio Manager under the Agreement with respect to the Portfolio by signing below.

                                                Very sincerely,


                                                /s/ Robert S. Naka
                                                Robert S. Naka
                                                Executive Vice President
                                                ING Investors Trust

ACCEPTED AND AGREED TO:
Fidelity Management & Research Company

By: /s/ Phillip Bullew
    -------------------------------
Name: Phillip Bullew
      -----------------------------
Title: SVP, Duly Authorized
       ----------------------------

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                               AMENDED SCHEDULE A

      The Series of ING Investors Trust, as described in Section 1 of the attached Portfolio Management Agreement, to which Fidelity Management & Research Company shall act as Portfolio Manager are as follows:

ING FMRSM Diversified Mid Cap Portfolio
ING FMRSM Earnings Growth Portfolio
ING FMRSM Mid Cap Growth Portfolio


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

                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Fidelity Management & Research Company ("Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the combined average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series                                          Rate
------                                          ----
ING FMRSM Diversified Mid Cap Portfolio         0.40% on first $250 million; and
                                                0.35% thereafter

ING FMRSM Earnings Growth Portfolio             0.40% on first $250 million; and
                                                0.35% thereafter

ING FMRSM Mid Cap Growth Portfolio              0.40% on first $250 million; and
                                                0.35% thereafter

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